Confidentiality Agreement
October 19, 2009
Private & Confidential
Corel Holdings, L.P.
c/o Vector Capital Partners II
International, Ltd., its general partner
c/o Vector Capital Corporation
456 Montgomery Street, 19th Floor
San Francisco, CA 94104
Dear Sirs/Mesdames:
          In connection with discussions between you and the undersigned relating to a possible offer, merger, business combination or other acquisition transaction involving you, directly or indirectly, and Corel Corporation (“Corel”) (the “Acquisition”) you have requested (and Corel has agreed) that certain Confidential Information (as defined below) be provided to you and your “Representatives” (as defined below) by Corel, its “affiliates” (as that term is defined in National Instrument 45-106 — Prospectus and Registration Exemptions, as amended from time to time, except that for all purposes hereof neither you nor any of your affiliates will be deemed to be an affiliate of Corel and neither Corel nor any of its affiliates will be deemed to be an affiliate of yours) or “Representatives”.
          In consideration of the undersigned providing or causing the Confidential Information to be provided to you and your Representatives, the undersigned and Corel Holdings, L.P. (“Corel Holdco”) agree that all references to “you” and “your” in this agreement refer to Corel Holdco and all persons controlling or controlled by Corel Holdco, other than Corel or any of its affiliates, and to cause all such persons and your Representatives to comply with the provisions hereof.
1.	For purposes of this agreement, the term “Confidential Information” means: (i) all information and material of Corel or any of its affiliates in oral, written, graphic, electronic or any other form or medium, that has or shall come into your possession or knowledge in connection with or as a result of the discussion, negotiation, investigation or consideration of the Acquisition, including information and material concerning Corel’s, or any of its affiliates, past, present or future customers, suppliers, technology, or business; (ii) the portions of any analyses, compilations, studies or other Documents (as defined below) prepared by you or for your use containing, incorporating or reflecting any Confidential Information; and (iii) all information about an identifiable individual or other information that is subject to any federal, provincial or other applicable statute, law or regulation of any governmental or regulatory authority in Canada relating to the collection, use, storage and/or disclosure of information about an identifiable individual, including the Personal Information and Protection of Electronic Documents Act (Canada) and equivalent provincial legislation (“Personal Information”), whether or not such Personal Information is confidential. For the purposes of this definition,

“information” and “material” includes know-how, data, patents, copyrights, trade secrets, processes, business rules, tools, business processes, techniques, programs, designs, formulae, marketing, advertising, financial, commercial, sales or programming materials, equipment configurations, system access codes and passwords, written materials, compositions, drawings, diagrams, computer programs, studies, works in progress, visual demonstrations, ideas, concepts, and other data. Notwithstanding the foregoing, “Confidential Information” does not include information or material:
(a)	that is publicly available when it is received by or becomes known to you or which subsequently becomes publicly available through no fault of yours (but only after it becomes publicly available);

(b)	that is already known to you at the time of its disclosure and is not known by you to be the subject of an obligation of confidence of any kind;

(c)	that you can show was independently developed without any use of or reference to the Confidential Information; or

(d)	that you receive in good faith without an obligation of confidence of any kind from a third party who you had no reason to believe was not lawfully in possession of such information free of any obligation of confidence of any kind, but only until you subsequently come to have reason to believe that such information was subject to an obligation of confidence of any kind when originally received.
2.	The Confidential Information is to be used by you solely for the purpose of evaluating the Acquisition and, except with the prior written consent of the undersigned, such information shall be kept strictly confidential by you, except that you may disclose the Confidential Information or relevant portions thereof to the following persons provided they need to know such information for purposes of evaluating the Acquisition: your directors, officers, employees, lawyers, accountants, financial advisors, prospective investors or lenders (such categories of persons, acting in such capacity, being herein collectively referred to as a person’s “Representatives”). It is understood that only so much of the Confidential Information as is necessary for a particular individual to perform his or her function shall be disclosed to such individual and that Representatives to whom Confidential Information is communicated shall be informed of the confidential nature of the Confidential Information and shall agree to be bound by the terms of this agreement and not to disclose that information to any other person (except as permitted under this agreement) without the prior written consent of the undersigned. You also agree to be responsible and liable for any breach of this agreement by your Representatives (as if your Representatives were parties to and bound by the provisions of this agreement by which you are bound).

You and your Representatives will keep strictly confidential and not disclose or comment on the existence or contents of this agreement, the fact that Confidential Information has been made available to you or that you are considering, or that discussions or negotiations are taking place concerning, an Acquisition or any of the terms, conditions or other facts with respect thereto, except to the extent that Confidential Information may be disclosed pursuant to paragraphs 2 and 3 of this agreement and subject to the terms and conditions applicable to such disclosure.
3.	If you or any of your Representatives conclude that you or they are legally compelled to publicly disclose any of the Confidential Information or to disclose any of the Confidential Information to a third party or otherwise in circumstances prohibited by this agreement, you shall provide the undersigned with prompt written notice of such requirement so that the undersigned may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this agreement and you agree to delay such disclosure as long as reasonably possible (without incurring liability for failure to make such disclosure) to permit the undersigned to seek such a protective order or other remedy and to allow for consultation with the undersigned with respect to any reasonable alternatives to such disclosure and with respect to the content of any such disclosure. If such protective order or other remedy is not obtained, or the undersigned waives compliance with the provisions hereof, you agree to disclose or furnish only that portion of the Confidential Information that is legally required to be disclosed or furnished and, to the extent reasonably possible in the circumstances, you agree to use reasonable commercial efforts to ensure that confidential treatment shall be accorded such information. You agree in any event to give prompt written notice to the undersigned of any proposed disclosure made by you pursuant to this paragraph 3.
4.	You acknowledge that certain of the Confidential Information to which you may be given access pursuant to this agreement is information to which solicitor-client privilege and/or litigation privilege (“Privilege”) attaches (collectively, “Privileged Information”). You acknowledge and agree that access to the Privileged Information is being provided solely for the purposes set out in this agreement and that such access is not intended and should not be interpreted as a waiver of any Privilege in respect of Privileged Information or of any right to assert or claim Privilege in respect of Privileged Information. To the extent there is any waiver of Privilege, it is intended to be a limited waiver in favour of you, solely for the purposes and on the terms set out in this agreement. You shall, at the request and expense of Corel, claim or assert, or cooperate to claim or assert, Privilege in respect of Privileged Information.
5.	Unless otherwise agreed to in writing by the undersigned, you shall: (i) return or use reasonable commercial efforts to cause to be returned to the undersigned or destroyed, all copies of the Confidential Information and Documents in your possession or in the possession of your Representatives; and (ii) destroy all copies of any analyses, compilations, studies or other Documents prepared by you or for your use containing, incorporating or reflecting any Confidential Information, in any case, before the close of business on the fifth business day following the date of any request by the undersigned to you to return or destroy the Confidential Information, provided that one copy of each document or other matter constituting the Confidential Information, other than Personal Information, may be retained by your counsel, in secure storage, permanently subject to the terms of this agreement for use only in disputes relating to this agreement. Corel Holdco shall certify in writing your compliance with this paragraph forthwith after having so complied and you shall provide to the undersigned a certificate to that effect.

For purposes of this agreement, “Document” means any embodiment, in written, graphic, audio, video, electronic, or any other form or medium, which contains any Confidential Information, including any and all copies, papers, reproductions, slides and microfilms and any electronic media such as disks, tapes, other magnetic media, computer software and computer storage systems and, where this agreement calls for Documents to be destroyed, in the case of electronic media that can be permanently erased, such obligation means that such Documents shall be permanently erased.
6.
(a)	Subject to Section 6(b), for a period of 35 days following the date of this agreement (or for a period from the date of this agreement until 12:01 p.m. (New York City time) on October 27th, 2009 in the event that Genuity Capital Markets is retained as financial advisor to the directors designated by the full board of Corel to review, consider, and act on behalf of the full board regarding an Acquisition (the “Designated Directors”); provided, that the Designated Directors or any of them may in their sole discretion from time to time extend such period in increments of up to 24 hours each by notice to you prior to the expiration of such period, as it may have been theretofore extended, but no such extension shall cause such period to expire after 12:01 p.m. (New York City time) on November 4th, 2009) you shall not, without the prior written consent of the undersigned, which consent may be given on such terms and conditions as the undersigned may determine: (i) in any manner acquire, agree to acquire or make any proposal or offer to acquire, directly or indirectly, any unissued or outstanding securities of Corel; (ii) propose or offer to enter into, directly or indirectly, any amalgamation, plan of arrangement, merger or business combination involving Corel and/or its affiliates or to purchase, directly or indirectly, a material portion of the property or assets of Corel or its affiliates; (iii) directly or indirectly “solicit” or participate or join with any person in the “solicitation” of any “proxies” (as such terms are defined in the Securities Act (Ontario)) to vote, or seek to influence any person with respect to the voting of, any voting securities of Corel or its affiliates, provided however, this provision shall not restrict contact and communication between you and your nominees who are directors of Corel in the exercise of their duties as directors of Corel on ordinary course matters unrelated to the Acquisition; (iv) otherwise act alone or jointly or in concert with others to seek to control or to influence the management, the board of directors or policies of Corel or its affiliates; (v) make any public disclosure of any consideration, intention, plan or arrangement inconsistent with any of the foregoing; or (vi) advise, assist, encourage or act jointly or in concert with any other person in connection with any of the foregoing. For the purposes of this Section 6(a) either of the periods referred to in the first sentence of this Section 6(a), as the case may be and as they may be extended, is referred to as the “Standstill Period”. Notices to you pursuant to this paragraph may be oral, by email or in writing (and if oral shall be promptly confirmed by email or in writing) and shall be effective if given or sent to you or your counsel by or on behalf of one or more of the Designated Directors.

(b)	The obligations under this Section 6 shall terminate immediately upon (x) the execution by Corel or any of its affiliates of a definitive agreement that would result in the acquisition by a person or persons acting jointly or in concert of 50% or more of Corel’s outstanding common shares or all or substantially all of Corel’s assets, (y) a person or persons acting jointly or in concert publicly announcing any proposal to acquire, or commencing a tender offer or take-over bid for, 50% or more of Corel’s outstanding common shares or (z) a person or persons acting jointly or in concert becoming the beneficial owner(s) of more than 20% of Corel’s outstanding common shares.
7.	During the period of six months following the date hereof, you shall not solicit for hire or employment, directly or indirectly, any officer or employee of Corel or its affiliates (other than any officer or employee who has announced his or her intention to leave Corel (or its affiliate) prior to such solicitation) and you shall not agree to employ any officer or employee so solicited. For the purposes of this clause, “solicitation” shall not include solicitation of any officer or employee of Corel or its affiliates who is solicited: (i) by advertising placed in a newspaper, trade journal, through a web site or via other media of general circulation; or (ii) by an employee of an executive search firm acting on your behalf where you did not identify to such search firm the name of such officer or employee and you did not direct, instruct or encourage the solicitation of the specific officer or employee.
8.	You acknowledge and agree that none of Corel, its affiliates or Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Confidential Information. You also acknowledge and agree that there are valid reasons why particular corporate information (including Confidential Information) of Corel may not be made available to you (including because such information is entitled to the benefit of any Privilege, or is subject to an obligation of confidentiality or is otherwise not permitted to be disclosed as a result of contractual restrictions or applicable law). None of Corel, its affiliates or Representatives shall be under any obligation to update, supplement or amend the Confidential Information as a result of subsequent events or developments or otherwise. None of such persons shall have any liability whatsoever, direct or indirect, to you or any other person as a result of your use of the Confidential Information except as contemplated by paragraph 9 of this agreement.
9.	You acknowledge and agree that no agreement relating to or providing for the Acquisition shall exist unless and until a subsequent definitive agreement with respect to the Acquisition has been executed and delivered by Corel. It is agreed that unless and until such a definitive agreement has been executed and delivered, neither you nor Corel shall have any legal obligation of any kind whatsoever with respect to the Acquisition by virtue of this agreement or any other written or oral communications with respect to a possible Acquisition, except as provided in this agreement. You further understand and agree that Corel is free to suspend or terminate discussions with you at any time for any reason or no reason and that: (i) Corel is free to conduct any solicitation process with respect to the Acquisition as it, in its sole discretion, shall determine (including, without limitation, negotiating with any prospective buyer and entering into any agreement without prior notice to you or any other person); (ii) any process or procedures relating to the Acquisition may be changed at any time and without notice to you or any other person; (iii) any data room containing Confidential Information may be closed by Corel at any time; and (iv) you shall not have any claim whatsoever against Corel or any of its Representatives arising out of or relating to the Acquisition (other than as expressly set forth in a subsequent definitive written agreement entered into by Corel with you in connection with the Acquisition).
10.	You agree that Corel shall be entitled to temporary, preliminary or permanent equitable relief, including injunction and specific performance, in the event of any breach or anticipatory breach by you or your Representatives of the provisions of this agreement, in addition to any other remedies available to Corel at law or in equity, and you acknowledge and agree that no bond or other security shall be required in connection with such relief and that an award of damages may not be an effective or adequate remedy to Corel in the event of a breach by you or your Representatives of this agreement.
11.	It is understood and agreed that no failure or delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
12.	You agree to conduct yourself and use reasonable commercial efforts to cause your Representatives to conduct themselves as if they were “insiders” of or persons in a “special relationship” with Corel for the purposes of applicable securities laws (as the foregoing terms are defined under such laws), and you hereby acknowledge that you are aware, and that you shall advise your Representatives, that Canadian and U.S. securities laws impose restrictions on the communication of material non-public information and on the purchase and sale of securities of an issuer by a person in a special relationship with the issuer who has received material non-public information and you hereby agree to comply with such securities laws and to refrain from communicating material non-public information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.
13.	You agree that the Designated Directors’ financial advisor (or an alternative person designated in writing by Corel) shall provide appropriate contacts who shall co-ordinate your access to Confidential Information and the due diligence procedures and that, in connection with matters related to the Acquisition, (i) communications regarding the Acquisition; (ii) requests for additional Confidential Information; (iii) requests for access to premises or meetings with management and any other employees of Corel; and (iv) discussions or questions regarding access to Confidential Information and data room procedures, shall in each case, be directed by you to the Designated Directors’ financial advisor (or an alternative person designated in writing by Corel). You shall not contact any officer or employee of the Corel except under the auspices of the Designated Directors’ financial advisor (or an alternative person designated in writing by Corel), other than the Chief Executive Officer, the Chief Financial Officer, or the General Counsel unless you have received the prior written consent of the Chief Executive Officer, the Chief Financial Officer, or the General Counsel.

14.	You acknowledge and agree that Corel has made a significant investment in fees and time in its United States outside legal counsel, Woodside Counsel, PC, and in Canadian outside counsel to it and to the undersigned, Bennett Jones LLP and in United States outside counsel to the undersigned Kaye Scholer LLP, in connection with the Acquisition. Accordingly, prior to your being provided with any of the Confidential Information, you will sign, where indicated, copies of the Consent to Representation and Conflict Waiver forms attached as Schedule A to this agreement.
15.	If any provision of this agreement is held to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect any other provision hereof and all other provisions hereof shall continue in full force and effect.
16.	This agreement constitutes the entire agreement between Corel and the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no understandings, representations, warranties, terms, conditions, undertakings or collateral or other agreements, express, implied or statutory, between the parties with respect to the subject matter hereof other than as expressly set forth in this agreement.
17.	The term “person” as used in this agreement shall be interpreted broadly to include, without limitation, any corporation, company, partnership, trust, firm, unincorporated organization or individual.

18.	This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein. You hereby irrevocably and unconditionally consent to and submit to the exclusive jurisdiction of the courts of the Province of Ontario, Canada for any actions, suits or proceedings arising out of or relating to this agreement or the matters contemplated hereby (and you agree not to commence any action, suit or proceeding relating thereto except in such courts) and you further agree that service of any process, summons, notice or document by registered mail to your address set forth above shall be effective service of process for any action, suit or proceeding brought against you in such court. You hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this agreement or the matters contemplated hereby in the courts of the Province of Ontario, Canada and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.
          If you agree with the foregoing, please sign and return the enclosed duplicate copy of this letter agreement which shall constitute your agreement to the terms and conditions contained herein, and references herein to “agreement” shall unless the context indicates otherwise, shall mean this letter agreement, which shall be deemed to be made as of the date appearing on the top right-hand corner of page 1 hereof.

Yours very truly, THE DESIGNATED DIRECTORS OF THE BOARD OF DIRECTORS OF COREL CORPORATION, FOR COREL CORPORATION
by:	/s/ Steven Cohen

AGREED TO as of the date appearing on the top right hand corner of page 1 hereof:
COREL HOLDINGS, L.P.
c/o Vector Capital Partners II
International, Ltd., its general partner

by:	/s/ Alexander Slusky

Schedule A

To:	Corel Corporation and its affiliates (“Corel”)

And To:	Woodside Counsel, PC
CONSENT TO REPRESENTATION AND CONFLICT WAIVER
RECITALS:

1.	Corel has a significant investment in fees and time in Woodside Counsel, PC in connection with the possible offer, merger, business combination or other acquisition transaction involving Corel (the “Transaction”).

2.	Corel would suffer material prejudice in the event that Woodside Counsel, PC was required to withdraw from representing Corel in the Transaction due to a conflict arising from a current client of Woodside Counsel, PC becoming involved in the Transaction as a bidder or prospective bidder.

3.	In order to protect against that risk of material prejudice, Corel is requiring from each prospective bidder, as a condition to receiving confidential information in relation to the Transaction, a consent to representation and conflict waiver in favour of Corel and Woodside Counsel, PC.
     NOW THEREFORE, in consideration for receiving the confidential information that is the subject of the Confidentiality Agreement between Corel and the undersigned, the undersigned agrees as follows:
4.	Subject only to paragraph 6, the undersigned consents to the continued representation of Corel by Woodside Counsel, PC in relation to the Transaction notwithstanding:
(a)	any past or current relationship between the undersigned (or any related party) and Woodside Counsel, PC; and

(b)	any adversity in interest that currently exists or may hereafter arise between the undersigned and Corel.
5.	Subject only to paragraph 6, for purposes of the Transaction the undersigned waives the duty of loyalty owed to it by Woodside Counsel, PC in the event that Woodside Counsel, PC may currently be acting for it (or for any of its related parties) in matters unrelated to the Transaction.
6.	The consent and waiver in paragraphs 4 and 5 does not extend to Woodside Counsel, PC if it would otherwise be conflicted acting for Corel against the undersigned in litigation in relation to the Transaction in which Corel is making allegations of improbity against the undersigned.

7.	The undersigned represents and warrants that Woodside Counsel, PC has not acted for the undersigned in any matters related to the Transaction and Woodside Counsel, PC has not obtained from the undersigned any confidential information of the undersigned relevant to the Transaction.
8.	The undersigned further represents and warrants that this consent and waiver is voluntary and informed, that it has had the opportunity to obtain independent legal advice with respect to this consent and waiver, and that it understands that obtaining independent legal advice is recommended.

Agreed:	COREL HOLDINGS, L.P.
c/o Vector Capital Partners II
International, Ltd., its general partner

by:

by:

To:	Corel Corporation and its affiliates (“Corel”)

And To:	Bennett Jones LLP
CONSENT TO REPRESENTATION AND CONFLICT WAIVER
RECITALS:

1.	Corel has a significant investment in fees and time in Bennett Jones LLP in connection with the offer, possible merger, business combination or other acquisition transaction involving Corel (the “Transaction”).

2.	Corel would suffer material prejudice in the event that Bennett Jones LLP was required to withdraw from representing Corel or the Designated Directors of Corel in the Transaction due to a conflict arising from a current client of Bennett Jones LLP becoming involved in the Transaction as a bidder or prospective bidder.

3.	In order to protect against that risk of material prejudice, Corel is requiring from each prospective bidder, as a condition to receiving confidential information in relation to the Transaction, a consent to representation and conflict waiver in favour of Corel and Bennett Jones LLP.
     NOW THEREFORE, in consideration for receiving the confidential information that is the subject of the Confidentiality Agreement between Corel and the undersigned, the undersigned agrees as follows:
4.	Subject only to paragraph 6, the undersigned consents to the continued representation of Corel by Bennett Jones LLP in relation to the Transaction notwithstanding:
(a)	any past or current relationship between the undersigned (or any related party) and Bennett Jones LLP; and

(b)	any adversity in interest that currently exists or may hereafter arise between the undersigned and Corel.
5.	Subject only to paragraph 6, for purposes of the Transaction the undersigned waives the duty of loyalty owed to it by Bennett Jones LLP in the event that Bennett Jones LLP may currently be acting for it (or for any of its related parties) in matters unrelated to the Transaction.
6.	The consent and waiver in paragraphs 4 and 5 does not extend to Bennett Jones LLP if it would otherwise be conflicted acting for Corel or the Designated Directors of Corel against the undersigned in litigation in relation to the Transaction in which Corel is making allegations of improbity against the undersigned.

7.	The undersigned represents and warrants that Bennett Jones LLP has not acted for the undersigned in any matters related to the Transaction and Bennett Jones LLP has not obtained from the undersigned any confidential information of the undersigned relevant to the Transaction.
8.	The undersigned further represents and warrants that this consent and waiver is voluntary and informed, that it has had the opportunity to obtain independent legal advice with respect to this consent and waiver, and that it understands that obtaining independent legal advice is recommended.

Agreed:	COREL HOLDINGS, L.P.

c/o Vector Capital Partners II
International, Ltd., its general partner

by:

by:

To:	Corel Corporation and its affiliates (“Corel”)

And To:	Kaye Scholer LLP
CONSENT TO REPRESENTATION AND CONFLICT WAIVER
RECITALS:

1.	Corel has a significant investment in fees and time in Kaye Scholer LLP in connection with the offer, possible merger, business combination or other acquisition transaction involving Corel (the “Transaction”).

2.	Corel would suffer material prejudice in the event that Kaye Scholer LLP was required to withdraw from representing the Designated Directors of Corel in the Transaction due to a conflict arising from a current client of Kaye Scholer LLP becoming involved in the Transaction as a bidder or prospective bidder.

3.	In order to protect against that risk of material prejudice, Corel is requiring from each prospective bidder, as a condition to receiving confidential information in relation to the Transaction, a consent to representation and conflict waiver in favour of Corel and Kaye Scholer LLP.
     NOW THEREFORE, in consideration for receiving the confidential information that is the subject of the Confidentiality Agreement between Corel and the undersigned, the undersigned agrees as follows:
4.	Subject only to paragraph 6, the undersigned consents to the continued representation of the Designated Directors of Corel by Kaye Scholer LLP in relation to the Transaction notwithstanding:
(a)	any past or current relationship between the undersigned (or any related party) and Kaye Scholer LLP; and

(b)	any adversity in interest that currently exists or may hereafter arise between the undersigned and Corel.
5.	Subject only to paragraph 6, for purposes of the Transaction the undersigned waives the duty of loyalty owed to it by Kaye Scholer LLP in the event that Kaye Scholer LLP may currently be acting for it (or for any of its related parties) in matters unrelated to the Transaction.
6.	The consent and waiver in paragraphs 4 and 5 does not extend to Kaye Scholer LLP if it would otherwise be conflicted acting for Designated Directors of Corel against the undersigned in litigation in relation to the Transaction in which Corel is making allegations of improbity against the undersigned.

7.	The undersigned represents and warrants that Kaye Scholer LLP has not acted for the undersigned in any matters related to the Transaction and Kaye Scholer LLP has not obtained from the undersigned any confidential information of the undersigned relevant to the Transaction.
8.	The undersigned further represents and warrants that this consent and waiver is voluntary and informed, that it has had the opportunity to obtain independent legal advice with respect to this consent and waiver, and that it understands that obtaining independent legal advice is recommended.

Agreed:	COREL HOLDINGS, L.P.
c/o Vector Capital Partners II
International, Ltd., its general partner

by:

by: